UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 2, 2012

(Date of earliest event reported)

Warren Resources, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-33275	11-3024080
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

1114 Avenue of the Americas, 34th Floor, New York, New York 10036

(Address of principal executive offices including Zip Code)

Registrant’s telephone number, including area code: (212) 697-9660

(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)        As previously reported, Warren Resources, Inc. (the “Company”) and Mr. Norman F. Swanton agreed that effective June 1, 2012 (the “Separation Date”), Mr. Swanton would step down and cease serving as Chairman, a Director and as Chief Executive Officer of the Company. In connection with that separation, on July 2, 2012, the Company and Mr. Swanton entered into a Separation and General Release Agreement (the “Separation Agreement”), a copy of which is filed as Exhibit 10.1 herewith.

Mr. Swanton was employed by the Company pursuant to that certain Employment Agreement, effective as of January 1, 2001, amended on January 1, 2004 and May 17, 2005 (the “Employment Agreement”). Pursuant to the terms of the Separation Agreement, the Employment Agreement has been terminated without cause as of June 1, 2012, except as preserved in the Separation Agreement. Pursuant to the Separation Agreement, Mr. Swanton has granted a general release of claims in exchange for the severance consideration and benefits provided to him under the agreement, each of which is under the terms of the Employment Agreement, as summarized below:

•                  A severance payment equal to two times the sum of his annual base salary, as in effect immediately prior to the Separation Date, which amount totals $1,242,516, minus all tax withholdings required by law and other authorized deductions, to be paid (i) $516,693 in a lump sum on December 3, 2012, and (ii) $725,823, in seven equal consecutive bi-monthly installments of $103,689 commencing December 3, 2012 and ending by March 15, 2012.

•                  An annual incentive bonus in the amount of $727,575, (which is equal to the amount that Mr. Swanton was paid as an annual bonus for 2011), minus all tax withholdings required by law and other authorized deductions, to be paid on December 3, 2012.

•                  All restricted stock units previously granted to Mr. Swanton pursuant to the Warren Resources, Inc. 2010 Stock Incentive Plan (the “Plan”) that are unvested on the Separation Date and that otherwise would have vested (solely by virtue of his continued employment with the Company) shall vest in full and shares delivered on December 3, 2012.

•                  All stock options previously granted to Mr. Swanton that are unvested and unexpired on the Separation Date and that otherwise would have vested (solely by virtue of his continued employment with the Company) shall vest in full and be non-forfeitable and immediately exercisable as of the Separation Date continuing until December 31, 2012, at which time all unexercised stock options shall expire.

In addition, the Separation Agreement provides that the Company will pay or reimburse premium payments under the Consolidated Omnibus Budget Reconciliation Act of 1995, as amended, for Mr. Swanton and his eligible dependents under the Company’s group medical and dental plans for the period ending December 31, 2012.

The Company shall also retain Mr. Swanton as a consultant for a period of three (3) months after the Separation Date to perform such services commensurate with his status and experience as may be reasonably requested in writing by the Company.  Mr. Swanton shall provide consulting services to Company as needed and when reasonably requested, provided that, without his prior consent, Mr. Swanton shall not be required to devote more than 20 hours in any calendar month to the performance of any consulting services hereunder. If the Company requests in writing that Mr. Swanton perform consulting services at any time during the Consulting Period, then the Company agrees to compensate Mr. Swanton at a rate of $300 per hour for such services.

Mr. Swanton has acknowledged that he remains subject to, and will continue to abide by, the restrictive covenants in the Employment Agreement regarding confidential information and ownership of work product. The Separation Agreement also contains mutual non-disparagement, non-solicitation, indemnification and cooperation provisions. Pursuant to applicable law, the Separation Agreement is revocable by Mr. Swanton for 21 days.

The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit No.	Description

10.1	Separation and General Release Agreement dated July 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 6, 2012
WARREN RESOURCES, INC.
(Registrant)

	By:	/s/ David E. Fleming
David E. Fleming
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

EX-10.1	Separation and General Release Agreement dated July 2, 2012